Exhibit 99.1

For more information, contact:

Robyn B. Mabe, Chief Financial Officer

(540) 345-3195

WESTERN SIZZLIN REPORTS SECOND QUARTER RESULTS

Company Profitable for Second Quarter of 2004

ROANOKE, Va. (August 20, 2004)—WesterN SizzliN Corporation (OTC Bulletin Board: WSZZ), (formerly Austins Steaks & Saloon, Inc.) filed Form 10-Q with the SEC on August 16, 2004 which reported positive results for the second quarter of 2004.

Net income for the second quarter ended June 30, 2004 is $179,275 compared to net income of $317,961 for the second quarter of 2003.  Net income for the six months ended June 30, 2004 is $341,177 compared to net income of $404,334 for the same period in 2003.

During the second quarter of 2004, cash of $1.5 million was generated from operations and cash and cash equivalents increased over $1.1 million from December 31, 2003 to June 30, 2004, achieving a balance of approximately $1.8 million at June 30, 2004.  It is customary in the restaurant industry to operate with negative working capital.  The Company achieved a positive working capital at December 31, 2003, as well as, at June 30, 2004 of $141,000 and $1.1 million, respectively.

During the second quarter, the restaurant industry as a whole has been effected by increase costs in commodities.  A major factor has been the increased cost of steaks.  The average cost of sirloin was up over 20% in the second quarter of 2004 compared to prices a year ago. To combat this, the Company instituted menu price increases in the Company-owned units effective July 1, 2004, which has helped combat the commodity increases in order maintain profitability margins.  The Company also is working with franchisees on evaluating menu prices.  Also, some of the decrease in net income in the second quarter of 2004 over 2003 is due to the closing of franchised units during the period, with increases in personnel costs and spending in consumer research and development of prototype plans.  “The Company is currently evaluating opportunities to increase our franchise base.  We have recently retained a franchise consultant to review our current systems and provide recommendations”, said Mr. James C. Verney, President and Chief Executive Officer.   There were eight franchised closures in the second quarter of 2004, and eleven closures to date in 2004, offset by two openings for the year to date.   There have been a total of 18 less franchised stores in the system from June 30, 2003 to June 30, 2004.

Western Sizzlin Corporation operates and franchises a total of 159 units in 21 states as of August 16, 2004 under names of WesterN SizzliN Steak & More, WesterN SizzliN Wood Grill, Great American Steak & Buffet Company, MarketStreet Buffet and Bakery and Quincy Steakhouses.  Inquiries should be directed to Robyn B. Mabe, Vice President and Chief Financial Officer at 1338 Plantation Road, N.E. Roanoke, VA  24012.

Comments included in this news release may include “forward-looking statements” within the meaning of the federal securities laws.  These statements as to anticipated future results are based on current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ markedly from those projected or discussed here.  Western Sizzlin Corporation cautions readers not to place undue reliance upon any such forward-looking statements as actual results may differ materially from expectations.

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